Exhibit 99.1

ENERGY SERVICES OF AMERICA RELEASES EARNINGS FOR FISCAL 2015

Huntington, WV   December 2, 2015-  Energy Services of America (the “Company”) (OTCPink: ESOA), parent company of C.J. Hughes Construction Company and Nitro Electric Company, announced today revenue of $116.8 million for the fiscal year ended September 30, 2015. Gross margin and income from operations were $10.9 million and $4.3 million, respectively for fiscal year 2015. Net income available to common shareholders, which included estimated tax expense of $1.6 million, was $1.8 million for the fiscal year ended September 30, 2015. The Company projects EBITDA of $7.6 million, or $0.53 per share, and earnings per share of $0.13 on 14,239,836 common shares outstanding for fiscal year 2015. The projected backlog at September 30, 2015 was $71.3 million.

Douglas Reynolds, President, commented on the announcement. “We are very pleased with our earnings for fiscal year 2015. We increased revenues and income from continuing operations before tax by $23.5 million and $2.4 million, respectively, compared to fiscal year 2014. Also, the $71.3 million backlog entering fiscal year 2016 is a $19.5 million increase over the $51.8 million backlog entering fiscal year 2015. We expect to continue building on the past three year’s success in fiscal year 2016.”

Below is a comparison of the Company’s unaudited operating results for fiscal year 2015 compared to fiscal year 2014:

	Twelve Months Ended	Twelve Months Ended
	September 30, 2015	September 30, 2014
	(Unaudited)	(Audited)

Revenue	$116,800,046	$93,273,139

Gross profit	10,864,205	8,511,218

Income from operations	4,279,871	2,155,609

Income from continuing operations before income taxes	3,711,522	1,360,719

Income tax expense (benefit)	1,597,332	(2,342,244)

Income from continuing operations	2,114,190	3,702,963

Dividends on preferred stock	309,000	386,250

Income from continuing operations available to common shareholders	1,805,190	3,316,713

Income (loss) from discontinued operations net of tax expense	26,340	(54,766)

Net income available to common shareholders	$1,831,530	$3,261,947

Please refer to the table below that reconciles EBITDA and EBITDA per share:

	Twelve Months Ended	Twelve Months Ended
	September 30, 2015	September 30, 2014
	(Unaudited)	(Audited)

Revenue	$116,800,046	$93,273,139
Cost of revenues	105,935,841	84,761,921
Gross margin	10,864,205	8,511,218
Selling and administrative expenses	6,584,334	6,355,609
Income from operations	4,279,871	2,155,609
Depreciation expense	3,291,386	3,384,504
EBITDA	$7,571,257	$5,540,113
Common shares outstanding	14,239,836	14,239,836
EBITDA per common share	$0.53	$0.39

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact:	Douglas Reynolds, President
(304)-522-3868